Exhibit 10.5
FTAI AVIATION LTD.
NONQUALIFIED STOCK OPTION AND INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of [________] (the “Date of Grant”), is made by and between FTAI Aviation Ltd., a Cayman Islands exempted company (the “Company”), and [________] (the “Participant”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the FTAI Aviation Ltd. Nonqualified Stock Option and Incentive Award Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of Restricted Stock Units. The Company hereby grants to the Participant [________] restricted stock units (the “RSUs”), subject to all of the terms and conditions of this Agreement and the Plan. Each RSU represents the right to receive one (1) Share, which shall be issued to the Participant pursuant to the terms of Section 3 hereof. For purposes of this Agreement, “Affiliate” means the Company and any of its subsidiaries, and “Controlled Affiliate” means any entity that is controlled by the Company.
2.Vesting.
(a)    The RSUs shall vest in [________] (each a “Vesting Date”); provided that the Participant remains in continuous employment with the Company or a Controlled Affiliate through the applicable Vesting Date.

(b)    Except as set forth in Section 2(c) hereof, if the Participant’s employment is terminated for any reason prior to the final Vesting Date, all rights of the Participant with respect to any RSUs that have not vested as of the date of such termination shall immediately terminate, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs. In accordance with Section 2(a) hereof, references in this Section 2(b) to “terminated” or “termination” shall include the giving or receiving of a notice of termination or a termination as a result of the Participant’s death.

(c)    [If the Participant’s employment is terminated either (i) by the Company (or any Controlled Affiliate) without Cause, (ii) by the Participant with Good Reason or (iii) as a result of the Participant’s death or Disability, one hundred percent (100%) of the RSUs shall immediately vest on the Participant’s termination of employment, provided that the Participant (or the Participant’s personal representatives, as applicable) executes and delivers to the Company (and does not revoke) the Release (as defined in the Offer Letter) within sixty (60) days (one hundred eighty (180) days in the event of death) following such termination.]

(d)    For purposes of this Agreement, “Cause”, “Disability,” “Good Reason,” and “Release”) shall have the meaning set forth in the Offer Letter.

(e)    Further for purposes of this Agreement, (i) the Participant shall not be treated as having experienced a termination of employment if the Participant transfers to, or otherwise becomes employed, whether immediately or otherwise, by the Company (or any Controlled Affiliate) and (ii) any reference in this Agreement to the Participant’s employment with “the Company” shall be read as also referring to the

Participant’s employment with any Controlled Affiliate (to the extent relevant or necessary to give full effect to the intentions of the parties).
3.Settlement. Any Shares issuable in respect of RSUs that have vested in accordance with the terms of Section 2 hereof shall be delivered to the Participant following vesting as determined by the Committee, and in no event later than March 15 of the year following the year in which such vesting occurs.
4.Voting and Other Rights.
(a)The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until Shares are issued following vesting of the RSUs; provided, that with respect to the period commencing on the date an RSU becomes vested and ending on the date the Shares subject to such RSU are issued pursuant to this Agreement, the Participant shall be eligible to receive an amount of cash or property equal to the product of (i) the number of Shares to be delivered as a result of such vesting, and (ii) the amount of cash or property distributed with respect to an outstanding Share during such period, which amount of cash or property shall be paid to the Participant on the date such Shares are issued pursuant to this Agreement. No interest or other earnings will be credited with respect to such payment.
(b)[If the Company declares a cash dividend on its Shares before all RSUs have been either settled or forfeited, the Participant shall be credited on the dividend payment date with dividend equivalents in an amount equal to the dividend paid Shares multiplied by the number of unvested RSUs that have not been forfeited as of such dividend payment date. Dividend equivalents shall be withheld by the Company for the Participant’s account and shall be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable. Dividend equivalents credited to the Participant shall be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 3, and shall be distributed in cash.]
5.Agreement Subject to Plan. This Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
6.Protective Covenants. The Participant affirms the Protective Covenants (as defined therein) set forth in the Offer Letter, which shall be incorporated herein by reference and made a part of this Agreement (including with respect to any cure periods).
7.No Rights to Continuation of Employment. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or shall interfere with or restrict the right of the Company or any of its Affiliates to terminate the Participant’s employment at any time for any reason whatsoever.
8.Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by any federal, state or other local tax law to be withheld with respect to the settlement of any RSUs, in each case, equal to the minimum amount of tax required to be withheld (or such other rate that will not cause adverse accounting consequences for the Company). The Company shall be entitled to take such action as the Company deems necessary or appropriate to satisfy all such obligations for the payment of the applicable tax obligations with respect to any RSUs, including by requiring a cash payment, authorizing any cashless exercise procedure, or withholding from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations. Notwithstanding the foregoing, if the Participant is subject to reporting under Section 16 of the Exchange Act, then the Company shall satisfy the applicable tax obligations with respect to any RSUs by withholding from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.
9.Section 409A and 457A Compliance. The intent of the parties is that the payments and benefits under this Agreement comply with Sections 409A and 457A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that the parties in good faith reasonably agree that this Agreement is not in compliance with Section 409A of the Code, they shall use good faith efforts to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated service with the Company and its Affiliates for purposes of this Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the sixty (60) day period (or such shorter period as may be specified by the Company in accordance with applicable law) referenced in Section 2(c) hereof begins in one taxable year and ends in a second taxable year, the settlement of the applicable portion of the RSUs shall occur in the second taxable year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Sections 409A and 457A of the Code and makes no undertaking to preclude Sections 409A and 457A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Sections 409A and 457A of the Code.
10.Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws of such state.
11.Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives,

transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
12.No Assignment. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.
13.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with any federal, state and/or other securities and/or tax laws.
14.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
15.Entire Agreement. Except as expressly provided herein, this Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
17.Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
18.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
19.Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any its Affiliates otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FTAI AVIATION LTD.

By

Print Name:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

PARTICIPANT

Signature

Print Name:

[Signature Page to Restricted Stock Unit Award Agreement]